Any statements in this infographic that are not historical facts are forward-looking statements and are made by Designer Brands, Inc. (the “Company”) pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements to materially differ from those expressed or implied by the forward-looking statements because of factors discussed in this infographic and in the risk factors section identified in our annual report on Form 10-K for the fiscal year ended January 29, 2022, as amended, and in our other reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements included in this infographic to reflect any future events or circumstances, except as may be required by law. Shifted assortment to be more inclusive of growth categories like Kid’s and Athletic products Planned inventories aggressively to pursue back-to-school customers Optimized marketing based on geographic school calendars According to NPD, DSW outpaced the rest of the footwear market by 5 percentage points in Kid’s Footwear in Q2 2022, based on dollar sales. Clearance sales were up, as planned, 5% in the quarter compared to down 5% in the first quarter, as a result of our strategic focus on regaining that lapsed customer Well-positioned to capitalize on the historical peak demand period and for the back half of the year * Internal data ** Source: The NPD Group/Retail Tracking Service, Fashion Footwear, U.S. Dollar Sales, 3 months ending July 2022 vs. prior year Raised diluted EPS guidance for the third time this year to a range of $2.05 to $2.15, from the range provided at 1Q22 Earnings of $1.90 to $2.00 Repurchased 7.8 million shares in 2Q22 Repurchased 9.4 million shares YTD Dividend of $0.05 per share to be paid on 10/06/22 Key Factors: Share repurchase activity Better than anticipated 2Q22 results ~73 million weighted average diluted shares for FY 2022 to LY* vs. 2021 to LY*